Exhibit 10.4

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

This Confidentiality and Non-Disclosure Agreement (this “Agreement”) is made and entered into on this 24th day of September, 2013, by and between Argo Medical Technologies Ltd., an Israeli corporation having its registered office at Kochav Yokneam Building, POB 161, Yokneam 20692, Israel (“ARGO”), and Yaskawa Electric Corporation, a Japanese corporation having its principal place of business at 2-1 Kurosakishiroishi, Yahatanishi-ku, Kitakyushu, Fukuoka 806-0004 Japan (“YEC”).

WHEREAS, ARGO and YEC made and entered into the Confidentiality and Non-Disclosure Agreement as of August 25, 2011 (the “Precedent NDA”), the purpose of which has been completed,

WHEREAS, ARGO and YEC agreed to and signed the letter entitled “Proposal to Purchase Stock of Argo Medical Technologies Ltd.” dated July 4, 2013 and executed on July 5, 2013 (the “Letter”), the purpose of which has been completed,

WHEREAS, ARGO and YEC made and entered into, subject to the execution of this Agreement and the Distribution Agreement (defined below), the Series D Preferred Share Purchase Agreement as of September 24, 2013 (the “Share Purchase Agreement”),

WHEREAS, ARGO and YEC made and entered into, subject to the execution of this Agreement, the Exclusive Distribution Agreement as of September 24, 2013 (the “Distribution Agreement”),

WHEREAS, ARGO and YEC made and entered into, subject to the execution of this Agreement, the Strategic Alliance Agreement as of September 24, 2013 (the “Alliance Agreement”),

WHEREAS, ARGO and YEC may make and enter into agreement(s) during the term of either the Distribution Agreement or the Alliance Agreement (the “Potential Agreement(s)”),

WHEREAS, each of ARGO and YEC desire to disclose, at its sole discretion, its confidential and proprietary information to the other party for the purpose of performing the Share Purchase Agreement, the Distribution Agreement, the Alliance Agreement and the Potential Agreement(s), if any (the “Purpose”), and

WHEREAS, ARGO and YEC desire to consolidate the confidentiality obligations between the parties, and revise the undertakings and obligations of confidentiality and nondisclosure.

NOW, THEREFORE, in consideration of the promises and undertakings herein, the parties hereto agree as follows:

1. The term “Confidential Information” means (i) the confidential information which was duly disclosed under the Precedent NDA or the Letter; provided that such confidential information shall be delivered to the receiving party (the “Recipient”) in writing prior to the execution of this Agreement, and (ii) the confidential information which will be disclosed during the term of this Agreement and is reasonably necessary for the Purpose; provided that, such confidential information shall be clearly identified and marked as “CONFIDENTIAL” or the like, in case of disclosure in tangible form, or shall be clearly identified as confidential at the time of disclosure and delivered to the Recipient in writing within thirty (30) days from such disclosure, in case of disclosure in intangible form. Confidential Information shall not include information that (a) the Recipient can show was already known to the Recipient or the public prior to its disclosure; (b) became known to the public except as a result of breach of this Agreement by the Recipient; (c) was obtained by the Recipient from a third party having no confidentiality obligation to the disclosing party (the “Discloser”); (d) the Recipient can show was independently developed by the Recipient without reference to the Confidential Information of the other party; or (e) is approved in writing by the Discloser for release by the Recipient.

2. The Recipient agrees to use Confidential Information for the Purpose only and to hold in confidence all Confidential Information disclosed to it. The Recipient agrees to disclose Confidential Information only to the persons of the Recipient or its subsidiaries who are necessary for the Purpose and are bound by a like obligation of confidentiality in favor of the Recipient. The Recipient agrees to take appropriate measures with its and subsidiaries’ employees, contractors and other persons acting for or on its behalf to enforce the foregoing covenant of secrecy.

3. Nothing in this Agreement shall be construed as requiring any party to disclose its confidential information.

4. The Recipient acknowledges and agrees that the Confidential Information furnished by the Discloser is and shall remain proprietary to the Discloser. All copies of the Confidential Information shall be returned to the Discloser immediately upon request without retaining copies thereof.

5. It is understood and agreed that the disclosure of Confidential Information by the Discloser shall not grant the Recipient any express, implied or other license or rights to patents or trade secrets of the Discloser or his suppliers, whether or not such trade secrets are patentable, nor shall it constitute or be deemed to create a partnership, joint venture or other undertaking. Further, Recipient agrees that it shall not remove or otherwise alter any of the trademarks or service marks, serial numbers, logos, copyright notices or other proprietary notices, if any, fixed or attached to Confidential Information or any part thereof.

6. Neither this Agreement nor the disclosure or receipt of Confidential Information shall constitute or imply any promise or intention by either party to make any purchase of products or services of the other or the other’s affiliated companies, or any commitment by either party or affiliated companies with respect to present or future marketing of any products or services or any other business relationship.

7. Nothing in this Agreement shall be construed as restricting each party from engaging in any other business, developments or otherwise to the extent that such party shall comply with this Agreement.

8. For each Confidential Information disclosed under this Agreement, the confidentiality obligation set forth herein shall bind the Recipient for a period of five (5) years after such disclosure. For each Confidential Information disclosed under the Precedent NDA or the Letter and delivered to the Recipient in writing in accordance with Section 1 (i) hereof, the confidentiality obligation set forth herein shall bind the Recipient for a period of five (5) years after the execution of this Agreement.

9. Notwithstanding anything to the contrary in the Precedent NDA, the Precedent NDA shall, upon the execution of this Agreement, be terminated in entirety and no provision thereof shall survive such termination. Notwithstanding anything to the contrary in the Letter, Section 5 of the Letter shall, upon the execution of this Agreement, be terminated and shall not survive such termination.

10. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Israel, the courts of which shall have exclusive jurisdiction over the subject matter and the parties in connection with any dispute hereunder. A determination that any term of this Agreement is void or unenforceable shall not affect the validity or enforceability of any other term or condition and any such invalid provision shall be construed and enforced (to the extent possible) in accordance with the original intent of the parties as herein expressed.

11. This Agreement shall come into force upon the execution and will be in force for unless otherwise all of the Distribution Agreement, the Alliance Agreement and the Potential Agreement(s), if any, are terminated.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date fìrst written above.

ARGO MEDICAL TECHNOLOGIES LTD.		YASKAWA ELECTRIC CORPORATION

By:	/s/ Larry Jasinski	By:	/s/ Junji Tsuda

Name: Larry Jasinski		Name: Junji Tsuda

Title: Director		Title: President

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